February 15, 2000


Inacom Corp.
10810 Forman, Suite 200
Omaha, Nebraska 68154
Attention: Chief Financial Officer

         Re: Revolving Credit Facility Commitment Letter

Ladies and Gentlemen:

         Compaq Computer Corporation ("Compaq" or the "Lender") understands that Inacom Corp. ("Inacom" or the "Company") is proposing to sell (the "Asset Sale") to ITY Corp., a wholly-owned subsidiary of Compaq (the "Buyer"), certain assets pursuant to an Asset Purchase Agreement dated as of January 4, 2000 among Inacom, Compaq and the Buyer, as amended by the First Amendment to Asset Purchase Agreement dated as of the date hereof (as so amended, the "Asset Purchase Agreement"). You have asked Compaq to commit to provide up to $55.5 million of financing to Inacom following the consummation of the Asset Sale pursuant to the secured credit facility (the "Facility") described below.

         Compaq is willing to provide the Facility upon the terms and conditions specified herein. Compaq's commitment hereunder shall become effective when the Company signs copies of this Commitment Letter and returns it to Compaq.

Full Disclosure

     You represent, warrant and covenant that (i) the pro forma financial statements of the Company and its subsidiaries furnished by you did not contain, as of the time they were furnished, any material misstatement of fact or omit, as of such time, to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were made; and (ii) the projections regarding the future performance of the Company and its subsidiaries furnished by you have been prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof.

Certain Conditions

         Certain of the terms of the Facility are set forth in the Summary of Terms and Conditions attached hereto (the "Term Sheet"). The Term Sheet is intended as an outline only but does summarize all of the material terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive financing agreements for the Facility. Compaq's commitment is subject to the satisfaction of the conditions set forth in the Term Sheet and (i) the negotiation, execution and delivery of a credit agreement (the "Credit Agreement") and other definitive financing agreements, prepared by Davis Polk & Wardwell, special counsel to Compaq, containing terms and conditions consistent with the Term Sheet and otherwise reasonably satisfactory to Compaq, by not later than May 1, 2000 and (ii) the consummation of the Asset Sale in accordance with the Asset Purchase Agreement.

Costs and Expenses

By your acceptance of this Commitment Letter, you agree that all costs and expenses (including the reasonable fees and expenses of Davis Polk & Wardwell, counsel for Compaq) incurred by Compaq in connection with the collection or enforcement of this Commitment Letter and the definitive financing agreements or any default under, or amendment or waiver of, the definitive financing agreements shall be for your account.

 Indemnification

     By your acceptance of this Commitment Letter, the Company agrees to indemnify and hold harmless Compaq and each of its affiliates (including, without limitation, any controlling person) and the directors, officers, employees and agents of each of the foregoing parties (each, an "Indemnified Person") in accordance with the provisions of Schedule 1 hereto, which is incorporated herein and made a part of this Commitment Letter.

Miscellaneous

     This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any Person other than the parties hereto, except as provided above with respect to Indemnified Persons.

     The offer by Compaq set forth in this Commitment Letter will terminate at 5:00 p.m., New York time, on the closing date of the Asset Sale (the "Asset Sale Closing Date"), unless on or before that date and time it has received a copy of this Commitment Letter signed by you. The provisions set forth above under "Costs and Expenses" and "Indemnification" shall survive any such termination of the offer under this Commitment Letter, and shall be binding regardless of whether a Credit Agreement or other definitive documentation is signed.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York. Each of you and Compaq hereby submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Commitment Letter or the transactions contemplated hereby. Each of you and Compaq hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and to the right to have a trial by jury. All payments under this Commitment Letter shall be paid in U.S. Dollars to the relevant payee in New York City, without set-off or counterclaim and free and clear of any withholding or other taxes.

                                  Very truly yours,

                                  Compaq Computer Corporation

                                  By:  /s/   Ben K. Wells
                                  Name:   Ben K. Wells
                                  Title:  Chief Financial Officer (Acting),
                                          Vice President and Corporate Treasurer

Agreed and accepted as of the date first above written:

Inacom Corp.


By:  /s/  Gerald A. Gagliardi
     Name: Gerald A. Gagliardi
     Title: President and Chief Executive Officer

                                   SCHEDULE 1

         Capitalized terms used but not defined in this Schedule are used as defined in the Commitment Letter (the "Commitment Letter") to which this
Schedule is attached and into which it is incorporated.

         The Company agrees to indemnify, defend and hold harmless each Indemnified Person from and against any and all losses, claims, demands, damages, liabilities and other expenses of any kind (collectively, "Losses") to which any Indemnified Person may become subject, insofar as such Losses (or actions or other proceedings commenced or threatened in relation thereto) relate to or in any way arise from the Facility or any proposed or actual use of the proceeds of the Facility, and to reimburse each Indemnified Person for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any such Loss or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding out of which any such Loss arises), it being understood that the indemnification provided for herein shall not apply to any losses, claims, demands, damages, liabilities and other expenses arising from the Asset Purchase Agreement or the performance, or failure to perform, thereunder by any party thereto, any such indemnification to be provided, if at all, under the Asset Purchase Agreement and the other instruments, agreements and documents entered into pursuant thereto or in connection therewith. The Company will not be responsible, however, for any such Losses of any Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct. No
Indemnified Person shall be liable to any other person, firm, corporation or other legal entity for consequential damages which may be alleged as a result of the Commitment Letter or the Facility.

         The Company shall not be liable for any settlement of any proceeding effected without its prior written consent (which shall not be unreasonably withheld), but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify each Indemnified Person from and against any Loss (other than Losses determined by final and nonappealable judgement of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct) by reason of such settlement or judgment. The Company shall not, without the prior written consent of each Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding.

                                                                       EXHIBIT A

                         SUMMARY OF TERMS AND CONDITIONS

Borrower:           Inacom Corp., a Delaware corporation.

Facility:           $55,500,000 revolving credit facility (the "Facility").

Purpose: Proceeds will be used for general corporate purposes, including working capital.

Lender:             Compaq Computer Corporation ("Compaq" or the "Lender").

Security:           The Company's obligations under the Facility will be secured by  perfected  "silent"  second  lien  on  all of the assets
                    securing   the   Company's   obligations  under  the  Credit
                    Agreement  dated as of  April 9, 1999 among the Company, the
                    lenders   party   thereto,   IBM   Credit   Corporation,  as
                    Documentation   Agent,   Banque   Nationale   de  Paris,  as
                    Syndication  Agent,  and  Deutsche Bank AG, New York Branch,
                    as Administrative Agent (as amended through the closing date
                    of  the   Asset  Sale,  the  "DB  Credit  Agreement").   The
                    Guarantees  described  below  will  be  secured by perfected
                    "silent" second liens on all of the assets of the Guarantors
                    (as defined below) securing such Guarantors' obligations under their guarantees of the DB Credit Agreement.

Guarantees:         Each   of   the   Company's  subsidiaries  that  shall  have
                    guaranteed the DB Credit Agreement (the "Guarantors") will guarantee the Company's obligations under the Facility, up to the maximum amount possible without violating applicable fraudulent conveyance laws.

Borrowing Options and
Interest Periods:   LIBOR  and Base Rate. LIBOR and Base Rate will be determined on a basis substantially similar to the basis used under the DB Credit Agreement, except that the Company may only elect interest periods for LIBOR loans of 1 month.

Interest Rates:     Margins  over adjusted LIBOR and margins over Base Rate will be  2%  above  the corresponding margins set forth in the DB
                    Credit Agreement.

                    Interest in respect of Base Rate loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of LIBOR loans shall be payable in arrears at the end of the applicable interest period. Interest will also be payable at the time of conversion or repayment of any loans and at maturity. All interest and fee calculations shall be based on a 360-day year and actual days elapsed or, in the case of interest on Base Rate Loans based on the prime rate, a 365/366-day year and actual days elapsed.

                    Upon any default in the payment of principal or interest, all overdue amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to Base Rate loans from time to time or, in the case of LIBOR loans prior to the end of the then pending interest period, at the rate which is 2% in excess of the rate otherwise then borne by such loans. Such interest shall be payable on demand.

Commitment:         From the Asset Sale
                    Closing Date through
                    the 90th day following
                    the Asset Sale Closing
                    Date:                                           $0

                    From the 91st day
                    following  the  Asset
                    Sale  Closing Date
                    through the 120th day
                    following the
                    Asset Sale Closing
                    Date:                                           $25,000,000

                    From the 121st day
                    following the Asset
                    Sale Closing Date
                    and thereafter (subject
                    to reduction pursuant
                    to "Amortization" below):                       $55,500,000

Maturity Date:      September 30, 2001.

Amortization:       The  Commitment  shall  be  reduced  in  nine  equal monthly installments beginning on January 31, 2001. Any loans outstanding in excess of the amount of the Commitment as reduced from time to time shall be repaid.

Voluntary
Prepayments:        Permitted  at  any  time  with one business day's notice for
                    Base Rate loans and three business days' notice for LIBOR loans. The Company will compensate the Lender for any break-funding losses if it prepays LIBOR loans at any time other than the end of an Interest Period.

Conditions
to Effectiveness:  The  Facility  shall  become   effective  on  the  date  (the
                   "Effective Date") upon which all of the following conditions precedent shall have been satisfied:

                   1. Completion  of  the  Credit Agreement containing the terms and conditions set forth in the Commitment Letter and this Term Sheet and otherwise in form and substance reasonably satisfactory to the Lender, and completion of other customary documentation relating to the Facility in form and substance reasonably satisfactory to the Lender, including receipt by the Lender of reasonably satisfactory opinions of counsel to the Company as to the transactions contemplated thereby, together with customary closing documentation.

                   2. The  Asset  Sale shall have been consummated in accordance with the Asset Purchase Agreement.

                   3. Absence  of  any  pending  or threatened actions, suits or proceedings against the Company or any of its subsidiaries or otherwise relating to the Facility, that could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or the ability of the Company or any Guarantor to perform its obligations under the Credit Agreement, the guarantees thereof by the Guarantors or any of the other financing documents or a Material Adverse Effect (defined in a manner substantially similar to the definition thereof in the DB Credit Agreement).

Conditions to Initial
Borrowing:        The  obligations  of  the Lender to make the initial borrowing
                  under   the   Facility  shall  be  subject  to  the  following
                  conditions (in addition to the "Conditions to Each Borrowing" set forth below):

                  1. The Effective Date shall have occurred.

                  2. Creation  and  perfection of security arrangements referred to under "Security" above to the satisfaction of the Lender, all in form and substance reasonably satisfactory to the Lender.

                  3. The  DB  Credit  Facility  shall  have  been  amended by an amendment in the form of Exhibit A hereto or otherwise in form and substance satisfactory to the Lender.

                  4. The  Agreement  for  Inventory  Financing,  dated April 27,
                     1998, between IBM Credit Corporation and the Company, as amended, shall have been amended by an amendment in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Lender so as to permit the Asset Sale, the Facility and the security therefor.

                  4. The  Lender  shall have received consolidated statements of income and cash flows for the Company and its subsidiaries for the month of April 2000, certified by the chief financial officer of the Company as fairly presenting the consolidated income and cash flows of the Company and its subsidiaries for such month in accordance with GAAP (the "April Financial Statements").

                  5. (i) EBITDA  (as defined in the DB Credit Agreement) for the month of April 2000 (as set forth in the April Financial Statements) shall not have been less than $(14,000,000) or
                     (ii) EBITDA (as so defined) for the two month period of April and May 2000 (as set forth in the April Financial
                     Statements and the May Financial Statements (as defined below)) shall not have been less than $(23,000,000) or
                     (iii) the Company shall have been in compliance as of June 30, 2000 with all of the financial covenants set forth in the Credit Agreement and shall have delivered consolidated financial statements of the Company and its subsidiaries as at such date and for the periods then ended and a compliance certificate setting forth the calculations necessary to demonstrate such compliance.

Conditions to the
First Borrowing that
Results in Outstanding
Loans Exceeding
$25,000,000:     The  obligations  of  the  Lender to make the initial borrowing under the Facility that results in there being outstanding loans in an aggregate principal amount exceeding $25,000,000 shall be subject to the following conditions (in addition to the "Conditions to Each Borrowing" set forth below):

                 1. The  Lender  shall  have received consolidated statements of income and cash flows for the Company and its subsidiaries for the month of May 2000, certified by the chief financial officer of the Company as fairly presenting the consolidated income and cash flows of the Company and its subsidiaries for such month in accordance with GAAP (the "May Financial Statements")

                 2. (i) EBITDA  (as  defined in the DB Credit Agreement) for the two month period of April and May 2000 (as set forth in the April Financial Statements and the May Financial Statements) shall not have been less than $(23,000,000) or (ii) the Company shall have been in compliance as of June 30, 2000 with all of the financial covenants set forth in the Credit Agreement and shall have delivered consolidated financial statements of the Company and its subsidiaries as at such date and for the periods then ended and a compliance certificate setting forth the calculations necessary to demonstrate such compliance.

Conditions to
Each Borrowing:  Each   borrowing   under   the  Facility  will  be  subject  to
                 satisfaction of the following conditions:

                 1. The Effective Date shall have occurred.
                 2. Absence of Default.
                 3. Accuracy  of  representations and warranties in all material respects.
                 4. Loans  in  the  full  amount of the then available borrowing base under the DB Credit Agreement are outstanding under the DB Credit Agreement.
                 5. The  cash and cash equivalent investments of the Company and its subsidiaries, before giving effect to such borrowing, shall not exceed $10,000,000 on the date of borrowing.

                 6. There  shall  exist no default under the DB Credit Agreement that has not been cured or waived.

Representations
and Warranties: The representations and warranties will be substantially similar to those contained in the DB Credit Agreement.

Covenants:      The  covenants  will be substantially similar to those contained in the DB Credit Agreement, except that the financial covenant levels set forth in the DB Credit Agreement shall be modified as set forth in Annex I hereto.

Events
of Default:     The  events  of  default  will be substantially similar to those contained in the DB Credit Agreement, except that the cross-default provision will not apply to the DB Credit Agreement, which will instead be subject to cross-acceleration and cross-payment-default provisions.

Increased Costs/
Change of
Circumstances:  The   Credit   Agreement   will   contain  customary  provisions
                protecting the Lender in the event of unavailability of funding, illegality, increased costs and funding losses.

Assignments and
Participations: The  Lender  will be able to assign all or a pro rata portion of its outstanding loans and Commitment with the consent of the Borrower (such consent not to be unreasonably withheld or delayed).

Indemnification: The  Company  will  indemnify  the  Lender  against all losses, liabilities, claims, damages or expenses relating to the loans, the Facility and the Company's use of the loan proceeds, or the commitments, including but not limited to attorneys' fees and settlement costs, except for losses, liabilities, claims, damages or expenses caused by such indemnitee's gross negligence or willful misconduct, it being understood that the indemnification provided for herein shall not apply to any losses, liabilities, claims, damages or expenses relating to the Asset Purchase Agreement or the performance, or failure to perform, thereunder by any party thereto, any such indemnification to be provided if at all, under the Asset Purchase Agreement and the other instruments, agreements and documents entered into pursuant thereto or in connection therewith.

Waiver
of Set-Off:     The  Borrower  will provide customary waivers of set off rights.
                The Lender will waive its rights to set off amounts owed by the Lender to the Company against amounts owed by the Company to the Lender under the Facility.

Governing Law
and Forum:      State of New York.

Expenses:       The  Company  will  pay  all  reasonable  legal and other out-of
                -pocket expenses of Compaq, including the fees and expenses of counsel to Compaq, in connection with collection under or enforcement of, or any default under, or amendment or waiver of, the definitive financing agreements.

Jurisdiction:   The  parties  will submit to the jurisdiction of the federal and state courts of the State of New York.

                                                                         ANNEX I

          RELATIONSHIP BETWEEN DB CREDIT AGREEMENT AND COMPAQ FACILITY
                              FINANCIAL COVENANTS



                                             DB Credit        Compaq
                                             Agreement        Facility

MINIMUM EBITDA                                ($20)             ($30)    6/30/00
                                              ($6)              ($16)    9/30/00
                                              $7                ($3)    12/31/00
                                              $15               $5       3/31/00

MINIMUM NET WORTH                             $185              $178.5

MAXIMUM LEVERAGE RATIO  Funded Senior         2.15x             2.55x      Q1'01
                                              1.95x             2.3x  Thereafter

                        Funded Debt           5.2x              6.05x      Q1'01
                                              4.65x             5.35x Thereafter

MINIMUM EBITDA
TO INTEREST EXPENSE RATIO                     5.5x              4.9x       Q1'01
                                              6.0x              5.3x  Thereafter

MINIMUM CURRENT RATIO                         0.95x             0.85x